FOR IMMEDIATE RELEASE

CONTACT

INVESTORS:
MICHAEL GROSS
ROBINSON LERER & MONTGOMERY
(212) 484-7721
MGROSS@RLMNET.COM

MEDIA:
MARLO ZODA, MGR. PR
CDNOW, INC.
(215) 619-9432
MZODA@CDNOW.COM


                     CDNOW ANNOUNCES EXPECTATIONS FOR SECOND
                            QUARTER FINANCIAL RESULTS

New York, NY, July 13, 1999 - CDNOW, Inc. (Nasdaq: CDNW) today announced its expectations for its financial results for the quarter ended June 30, 1999. The Company said it expects its loss per share, excluding amortization of goodwill and other intangibles and one-time charges, to be less than the First Call consensus of an $0.83 loss per share.

During the second quarter, which was a transitional quarter for the recently merged company, CDNOW focused primarily on implementing the fusion of the CDNOW and N2K (Music Boulevard) stores into a single integrated site, which was launched on May 18 as scheduled, and on migrating existing N2K customers to the new store. As a result, marketing efforts were targeted at existing customers, rather than new customer acquisition. The Company stated that revenues for the quarter were also affected by delays in transitioning certain links from a large marketing partner to the new online store, and by delays in fulfilling customer orders as a result of a warehouse relocation by a major supplier.

The Company also said it expects that revenues for the quarter were in the range of $34.5 million to $35 million. During June, the first full month in which the new integrated store was operational, CDNOW ran a storewide sale and expects that revenues were approximately $14 million.

CDNOW added approximately 350,000 new customers in the second quarter and now has more than 2.3 million customers who have made purchases since inception. The company said that the integration of CDNOW and Music Boulevard is now complete.

CDNOW, Inc. (Nasdaq: CDNW), the combination of N2K Inc. and CDNOW, Inc., is the vertical category leader in e-commerce, the second most popular e-commerce site according to a recent Nielsen/NetRatings report (May 1999), and has an audience with the largest concentration of teens among the top 25 e-commerce sites as surveyed by PC Data Online. CDNOW helps people to enrich their lives by providing a digital connection to music. CDNOW (cdnow.com) offers over 500,000 music-related items - ten times the size of a typical music megastore - intelligent album recommendations, custom CDs, music samples, a vast library of interviews and news from top music writers and reviews from Rolling Stone, MTV/VH1 and CMJ New Music Monthly. CDNOW's network of strategic partners includes America Online, Yahoo!, Lycos/Tripod, Netscape, Excite, WebCrawler, MTV/VH1, RollingStone.com, and CBS Cable's TNN, CMT and country.com.

This release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed from time to time in the filings of the Company with the Securities and Exchange Commission.


                                      # # #